Exhibit 99.1

Scorpius Holdings Announces Reverse Stock Split

Durham, NC – January 16, 2025 –Scorpius Holdings, Inc (NYSE American: SCPX) (“Scorpius” or “the Company”), an integrated contract development and manufacturing organization (“CDMO”), today announced that the Company’s Board of Directors approved a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock (the “Common Stock”), to increase the selling price of the Company’s Common Stock in order to maintain compliance with the requirements and policies of the NYSE American.

The Reverse Stock Split will take legal effect at 12:01 A.M. Eastern Time on January 21, 2025, and the Company's Common Stock will open for trading on the NYSE American on January 21, 2025, on a post-split basis, under the existing ticker symbol "SCPX" but with a new CUSIP number 42237K607.

At Scorpius’ Special Meeting of Stockholders (the “Special Meeting”) held on January 16, 2025, the Company’s stockholders approved a proposal to amend the Company’s certificate of incorporation to effect a reverse stock split of its Common Stock at a ratio of between 1-for-5 to 1-for-35, with the ratio within such range to be determined at the discretion of the Company’s Board. Following the Special Meeting, the Board approved a final split ratio of 1-for-20. Following the Reverse Stock Split, the ownership percentage of each stockholder will remain unchanged, other than with respect to fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split will receive a cash payment equal to the number of fractional shares that would otherwise have been issued multiplied by the average closing sales price of the Common Stock as reported on the NYSE American LLC for the ten days prior to the effective date of the Reverse Stock Split.

Additional details regarding the Company’s Reverse Stock Split can be found in the Current Report on Form 8-K that the Company will file with the Securities and Exchange Commission (the “SEC”).

Scorpius Holdings, Inc.

Scorpius Holdings, Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding continuing to be in compliance with the requirements and policies of the NYSE American. Important factors that could cause actual results to differ materially from current expectations include, among others, the Reverse Stock Split resulting in an increase the selling price of the Company’s Common Stock; the ability of the Company to continue to meet the listing requirements of the NYSE American and have its Common Stock remain listed on the NYSE American; the effectiveness of the Reverse Stock Split on the anticipated date and time; and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023, subsequent quarterly reports on Form 10-Qs, current reports on Form 8-Ks and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

ir@scorpiusbiologics.com